Exhibit (10-1)

Company’s Form of Separation Letter and Release

[INSERT DATE]

[INSERT EMPLOYEE NAME]
[INSERT EMPLOYEE ADDRESS]
[INSERT EMPLOYEE ADDRESS]

RE: Separation Letter & Release

Dear [INSERT EMPLOYEE NAME]:

[Insert Proper legal entity] (“P&G”) is willing to assist you following your employment separation from P&G in exchange for your agreement and compliance with the terms set forth below.

Employment Separation Date:
Your last day of employment with P&G will be [INSERT DATE], which will be your “Employment Separation Date” for purposes of this letter. You understand and agree that if P&G determines that you engaged in misconduct during your employment, or if you fail to perform your work and responsibilities in a satisfactory manner up to and including your Employment Separation Date, P&G may terminate your employment immediately and will not provide, nor be obligated to provide, the payment(s) and other benefits described in this letter.

Vacation:
You will receive payment for your accrued but unused vacation as of your Employment Separation Date, which sum will be paid to you in accordance with P&G policy and applicable laws. You will not accrue any additional vacation following your Employment Separation Date.

STAR Award (use this paragraph only if the employee is eligible for STAR awards)
As of your Employment Separation Date, if you were otherwise eligible for a STAR award and you worked at least 28 days (4 calendar weeks) during the fiscal year, you will receive a pro-rated STAR award for the fiscal year. Your STAR award will be pro-rated by dividing the number of calendar days during the fiscal year from July 1 through your Employment Separation Date by 365. However, if you are on a leave of absence prior to your Employment Separation Date, your first day out of the office will be used to calculate the pro-rated percent

Your STAR award will be paid in cash in the September (but no later than September 15th) immediately following the end of the fiscal year in which your employment terminates with P&G.

Separation Payment (use this paragraph only if a separation payment will be provided):
P&G will, within sixty (60) calendar days after your Employment Separation Date, provide you with a separation payment in the amount of $[INSERT AMOUNT] (“Separation Payment”) (representing [INSERT #] weeks of pay at your current salary), less applicable state and federal withholdings and deductions, which sum will be paid in one lump sum payment. The Separation Payment will be the only assistance P&G provides upon your separation. Other resources may be available to you as a participant in general compensation and benefit plans, which it will be your responsibility to identify and make any necessary arrangements upon separation.

Amounts you owe to P&G as of your Employment Separation Date, including, but not limited to, wage and/or benefit overpayments and unpaid loans, will also be deducted from the Separation Payment.

Unemployment Compensation Benefits (use this paragraph only if a separation payment is being provided):	Your Separation Payment will be allocated to the [INSERT #] week period following your Employment Separation Date.
Special Retirement (“Rule of 70”) (use this paragraph only if the Company has decided to give access to special retirement upon separation)
P&G will agree to allow the “Rule of 70” to apply to you, but only for purposes of eligibility for retiree health care benefits under the Procter & Gamble Retiree Welfare Benefits Plan. The Rule of 70 is a special eligibility rule for retiree health care coverage (including medical, dental, and prescription drug benefits) under the Procter & Gamble Retiree Welfare Benefits Plan that only applies in specific circumstances. The Rule of 70 will apply to you with respect to health care coverage under the Procter & Gamble Retiree Welfare Benefits Plan as long as that Plan continues to exist and as long as the Rule of 70 continues as an eligibility rule for coverage under that Plan.

For purposes of this paragraph only, the parties agree that your employment with P&G ended on [EMPLOYMENT SEPARATION DATE], and that you were not terminated for cause. The parties also agree that at the time your employment with the Company ended, you were [##] years old and had [##] years of service with the Company, making your full years of age plus full years of service [TOTAL], which is greater than 70.

To avoid confusion, other than establishing that the Rule of 70 applies to you for purposes of retiree health care coverage under the Procter & Gamble Welfare Benefits Plan, you are subject to the same terms and conditions of the Procter & Gamble Welfare Benefits Plan, including but not limited to (1) coverage does not begin until you enrolls in the Plan, and once enrolled coverage is only prospective, (2) the monthly premiums required for coverage under the Plan must be paid on time to avoid coverage from terminating, (3) you will become ineligible for coverage under the Plan while you are employed by a direct competitor of P&G (as determined by P&G’s Chief Human Resources Officer) in an officer and/or director capacity (if you were at Band 5 or below at the time your employment with the Company ended) or in any capacity (if you were at Band 6 or above at the time your employment with the Company ended), and (4) the Company’s reservation of amendment and termination rights with respect to the Plan.

Retention of Vested & Unvested Equity Awards (use this paragraph only if the Company has decided to allow the person to retain his/her equity and the proper approvals have been obtained)	Your separation will be treated as a Special Separation for purposes of any outstanding equity awards granted under the Procter & Gamble 2009 Stock and Incentive Compensation Plan or the Gillette Company 2004 Long-Term Incentive Plan and, as a result, you will retain the awards subject to the original terms and conditions of the awards. You will also retain awards granted under the Procter & Gamble 2014 Stock & Incentive Compensation Plan and the Procter & Gamble 2019 Stock & Incentive Compensation Plan subject to the terms and conditions of those Awards. For awards granted on or after October 1, 2020 pursuant to the Long-Term Incentive Program (LTIP) and/or Performance Stock Program (PSP), awards will be prorated based on the number of days worked in the 12 months following the October 1 grant date, with a minimum of 28 days worked beyond October 1.

This Separation Letter & Release does not alter the rights and obligations that you may have under the Procter & Gamble 2019 Stock & Incentive Compensation Plan, the Procter & Gamble 2014 Stock & Incentive Compensation Plan, the Procter & Gamble 2009 Stock and Incentive Compensation Plan, and the Gillette Company 2004 Long-Term Incentive Plan.

Release of Claims - Including Employment Claims:
[IF THE EMPLOYEE IS A RESIDENT OF: CALIFORNIA, MASSACHUSETTS, MINNESOTA, NEW JERSEY, OR WEST VIRGINIA, REPLACE THE BELOW LANGUAGE WITH THE STATE-SPECIFIC LANGUAGE THAT CAN BE FOUND HERE: ]

You hereby release P&G from any and all claims or rights you may have against P&G. The term “P&G” includes [Legal Entity for which the employee works], The Procter & Gamble Company and any of its and their present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, benefit plans, trustees, fiduciaries, servants, representatives, predecessors, successors and assigns. This release applies to claims about which you now know or may later discover, and includes but is not limited to: (1) claims arising under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621, et seq.; (2) claims arising under any other federal, state or local law, regulation or ordinance or other order that regulates the employment relationship and/or employee benefits; and (3) claims arising out of or relating in any way to your employment with P&G or the conclusion of that employment. This release does not apply to claims that may arise after the date you sign this letter or that may not be released under applicable law.

You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the P&G health, welfare, or retirement benefit plans as of your Employment Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.
Governmental Agencies: Nothing in this Separation Letter & Release prohibits, prevents, or otherwise limits you from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, OSHA, etc.) or in any legislative or judicial proceeding nor does anything in this Separation Letter & Release preclude, prohibit, or otherwise limit, in any way, your rights and abilities to contact, communicate with, or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Separation Letter & Release, including, but not limited to, the release of claims nor the confidential business information, and return of company property clauses, prohibit you from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission or the Occupational Safety and Health Administration. You are not required to notify or obtain permission from P&G when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Separation Letter & Release prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.

Return of P&G Property:
You agree that by your Employment Separation Date, you will return to P&G in good condition all of its equipment, materials and information that were in your possession, custody or control (including, but not limited to, work product, notes, files, memoranda, instructional or personnel manuals, computers, phones, iPads, tablets files, documents, credit cards, keys and identification badges). You further agree that you will provide your manager with all passwords to P&G electronic communication and data systems before your Employment Separation Date

You understand and agree that technical, product, business, financial, personnel, and other physical or personal property that you received, prepared, or helped to prepare in connection with your employment with P&G is P&G property and must be returned to P&G prior to your Employment Separation Date. You further understand and agree that if P&G later discovers that you retained and/or forwarded to yourself P&G property, you will have violated the terms of this Separation Letter & Release, P&G will not be obligated to provide the benefits described in this Letter, and you will be required to return any benefits received under this Separation Letter & Release

Confidential Business Information:
Consistent with the “Information for the Departing Employee” document reviewed with you prior to your Employment Separation Date, you agree to protect P&G business information. Subject to the “Government Agencies” paragraph in the above Release of Claims, you agree not to disclose or transfer to yourself or others any P&G business information, even information you may have created yourself or to which you may have contributed as a P&G employee. Please refer to the “Information for the Departing Employee” document for more informatio

Continuing Cooperation: (this paragraph should be used for R&D employees)
Regardless of whether you sign this Agreement and in the event it becomes necessary, following your Employment Separation Date, you are required to cooperate in executing any and all papers required for filing and prosecuting any patent applications and establishing P&G’s ownership of all inventions relating to its business which are made by employees hired to invent or create. You understand that you will not receive any additional compensation for such cooperation.

Continuing Cooperation: (this paragraph should be used only if the employee may be a witness in pending or threatened litigation
You agree to make yourself reasonably available to P&G to respond to requests by P&G for information pertaining to or relating to P&G and/or its affiliates, subsidiaries, agents, officers, directors or employees that may be within your knowledge. You agree to cooperate fully with P&G in connection with any and all existing or future litigation or investigations brought by or against P&G or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent P&G deems your cooperation necessary. P&G will reimburse you for reasonable out-of-pocket expenses incurred as a result of such cooperation. Nothing in this paragraph shall prevent you from communicating with or participating in any government investigation.

No Other Agreements:
Except as specifically set forth in this Paragraph (“No Other Agreements”), this letter supersedes any prior written or oral agreements between P&G and you concerning the termination of your employment and any benefits you might receive following that event. This letter is neither a Negotiated Separation Agreement under the Procter & Gamble Basic Separation Program nor an agreement under any other separation program or plan sponsored by The Procter & Gamble Company or any of its subsidiaries. This letter does not alter your rights and obligations under the terms of the P&G Profit Sharing and Employee Stock Ownership Plan, other retirement plans, the P&G Stock and Incentive Compensation Plan, and other compensation plans.

Applicable Law:	Ohio law will apply in connection with any dispute or proceeding concerning this Agreement without regard to Ohio’s conflict of laws provisions.
To accept the terms set forth in this letter, please sign below. By signing below, you acknowledge that you have read the entire letter, that you understand it, and that you voluntarily accept its terms. You further agree that you understand this is a legally binding agreement, that you have been advised to consult with an attorney, that you have been given 21 days to consider this Separation Letter & Release and that you can revoke your acceptance within seven days of your acceptance by providing written notification to your human resources manager. Finally, you understand that (1) this Separation Letter & Release includes the release of all claims and (2) you are waiving unknown claims and are doing so intentionally and voluntarily.

Sincerely,
The Procter & Gamble Company
By: ________________________

Accepted and agreed to this _______ day of ______________, 20___.

_________________________________
[INSERT EMPLOYEE NAME]